EXHIBIT 99.2

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. APPOINTS
PETER E. RASKIND TO THE BOARD OF DIRECTORS

BLAIRSVILLE, GA – (MARKET WIRE) – April 21, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced that its Board of Directors unanimously approved the appointment of Peter E. Raskind to its Board of Directors and also to the Board of Directors of its subsidiary, United Community Bank.

“Peter Raskind has served in senior executive positions at major banking organizations and has the skill, experience, character and integrity to be a valuable member of United’s Board of Directors,” stated Jimmy Tallent, United’s president and chief executive officer.  “His breadth of experience in the financial services industry, coupled with his strategic focus on enhancing shareholder value, will prove an invaluable asset to United.”

Mr. Raskind currently serves as the interim chief executive officer of the Cleveland Metropolitan School District in Cleveland, Ohio, and was CEO of the Cleveland-Cuyahoga County Port Authority from December 2009 to 2010.

He was chairman, president and chief executive officer of National City Corporation, one of the largest banking organizations in the United States, prior to its merger with PNC Financial Services Group in 2008.  After joining National City in 2000, Mr. Raskind held various positions, including executive vice president of consumer finance and retail banking, vice chairman of retail banking and mortgage services, and president with management responsibilities for commercial banking, retail banking and wealth management.

Prior to National City, Mr. Raskind had a 17-year career with U.S. Bancorp/First Bank System, holding positions in a broad range of disciplines: cash management services, corporate finance, corporate trust, retail banking, operations and strategic planning.  He began his career with Harris Bank in 1979.

Mr. Raskind’s leadership extends to his industry and communities.  He has served as a Director of Visa USA, Visa International, Inovant L.L.C., and the Consumer Bankers Association and as a member of the Financial Services Roundtable.  In the community, he has been a trustee of the Cleveland Orchestra and the Northeast Ohio Council of Higher Education, and a director of the Greater Cleveland Partnership, the Anti-Defamation League, and the Jewish Federation of Cleveland.

Mr. Raskind’s appointment to United’s Board met with regulatory approval following the successful completion of its previously announced $380 million capital raise, and under the terms of its agreement with Corsair Capital, LLC.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and eastern Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s web site at www.ucbi.com.